PURCHASE AGREEMENT

This Purchase Agreement is hereby entered into effective as of March 6th 2013, between Nevada Gold Corp (Nevada Gold), a Delaware corporation and National Energy Development LLC (National Energy), a private Utah Exploration & Resource Development Company, wherein both Parties are referred to as well in this agreement as the (Parties) and wherein the Parties agree to the following:

WHEREAS: The Parties agree that Nevada Gold may acquire a 51% controlling interest from National Energy in four mineral lease sections located in the Long Canyon Gold Trend area of north east Nevada. By and through this agreement Nevada Gold shall also have the 'express right' to acquire a similar interest in 4 additional adjoining sections at a later date under a future new agreement between the Parties.

AND WHEREAS: The Parties further agree to the following:

National Energy has located and controls a large area of prime mineral lease properties all located in the new Long Canyon Gold Trend in north east Nevada for the purpose of exploration for gold, silver and other mineralization deposits.

Nevada Gold desires to acquire an interest in four sections (2,560 acres), consisting of approximately 120 mineral lease claims from National Energy to participate in the exploration and development of the potential gold, silver and other mineral deposits in the Property. See Schedule 'A' property map attached (the "Property").

A. **Property Description**

1) The National Energy mineral lease claims group, for a total of 120 claims, are located on Sections 5, 6, 7 and 8 in Township 33N and Range 64E with Meridian MDR&M;

2) National Energy also grants herein assigns to Nevada Gold an 'option' to acquire a similar interest in and to an additional four sections of 2,560 acres of approximately 120 claims controlled by National Energy all located adjacent to and adjoining the first four sections listed in #1 above for a period of one year from the execution of this Purchase Agreement.

3) National Energy confirms that all references in this Agreement to retained interest in the Property means the net proceeds actually paid from the sale of minerals mined and removed from the Property, after deduction of the following:

(i)smelting costs, treatment charges and penalties including, but not being limited to, metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser; provided, however, in the case of leaching operations or other solution mining or beneficiation techniques, where the metal being treated is precipitated or otherwise directly derived from such leach solution, all processing and recovery costs incurred by the Nevada Gold, beyond the point at which the metal being treated is in solution, shall be considered as treatment charges;

(ii) costs of handling, transporting and insuring ores, minerals and other materials or concentrates from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment; and

(iii) ad valorem taxes and taxes based upon production, but not income taxes.

THEREFORE in consideration of the mutual covenants and agreements in this Agreement, the Parties agree as follows:

A. Terms and Conditions

1. As of the date of this Purchase Agreement between the Parties, Nevada Gold desires to enter into this agreement with National Energy for Nevada Gold to acquire a 51% interest in the Properties so previously described.

2. National Energy has the right and authority to convey the interest in the property and option as set forth herein.

3. Nevada Gold may acquire this 51% interest in the properties, it shall issue cash payments and shares of its common stock to National Energy and commit to a 'work commitment' on the Properties under the following terms and conditions:

   1.1 Nevada Gold shall provide to National Energy cash payments, on an agreed to schedule as listed below, of $125,000 USD, to be issued as directed by National Energy, as follows:

   a) $25,000 within 45 days of the signing of this agreement
   b) $25,000 within 60 days of the signing of this agreement
   c) $25,000 within 90 days of the signing of this agreement
   d) $50,000 within 120 days of the signing of this agreement

1.2 In addition, Nevada Gold shall have issued to National Energy three million (3,000,000) shares of its restricted common stock as directed by National Energy. These shares shall be distributed by Nevada Gold to National Energy as soon as approved for issuance by all regulatory authorities.

1.3 Coincident with the full payment of cash on the timetable schedule in 3.1.1a above, Nevada Gold shall receive a registrable assignment from National Energy to be recorded in the Elko County Recorders office, for the full 51% interest free and clear in and to Sections 5, 6, 7 and 8 of the Property and National Energy shall own a 49% 'carried interest' in the Property.

1.4 Nevada Gold shall also have the 'right' to increase this interest to an 80% interest by performing a 'work commitment' as specified in Section B below.

B. Work Commitment And Increase In Interest Ownership

1) Nevada Gold agrees that National Energy shall be in charge of all exploration programs' conducted on the Property at all times on a 'commercially acceptable basis' during the required 'work commitment' phase. Nevada Gold shall become the operator after the work commitment payments have been completed on the Property to both Parties' satisfaction with the requirement that National Energy shall remain the 'primary contractor' for all future exploration operations on the property under standard, industry wide, acceptable operations procedures.

2) Additional funds, other than the 'cash acquisitions funds' previously described, will be provided by Nevada Gold to National Energy for the initial exploration evaluations, a geological 43-101 report and the First Phase drilling funds specified as following:

1.1 Nevada Gold shall provide to National Energy a cash work commitment for the exploration of the Property. Nevada Gold shall pay to National Energy $200,000 against an agreed to budget within the first 120 days of the completion of payments referred to under article 3.1.1 above.

1.2 This work program will provide for the collection of surface rock chip samples, sediment stream samples, mapping, IP/resistivity testing and assay programs and any other geological programs to provide an initial Geological Report of the Property and to define potential drill targets on the Property. These funds will also provide for a qualified 43-101 report on the Property.

1.3 Nevada Gold has the option to make this payment in advance of this120 day period to perform this work to provide a 43-101 Report for Nevada Gold so this work may be initiated and performed earlier.

1.4 In addition, Nevada Gold agrees to pay to National Energy a minimum of $1,000,000 against an agreed to budget for the Phase Two Exploration program for the definition of drill targets and drilling to be defined in the Phase One Exploration Report. This Phase Two Drill Program can only begin after the Phase One Exploration Program is completed. The Exploration work commitment schedule and costs will be outlined in a separate report.

1.5 Upon the full 'work commitment payments' of $1,200,000, the interest to Nevada Gold in these first four sections shall increase to an 80% interest with National Energy holding the 20% 'carried interest' in the Property.

1.6 The Parties agree that upon successful drill report assays of acceptable gold, silver and base metal mineralization values on the property, additional funds will be made available on a mutually agreeable basis, for the further drilling exploration and development of the Property.

1.7 Under à future option agreement with terms and conditions similar Nevada Gold has the right to acquire a 51% interest in and to four additional sections from National Energy all located adjoining to the first four sections in this Spruce Ridge area of the Long Canyon Trend. The 51% similar interest in these four additional sections, under a separate agreement, can also be increased to an 80% interest with a work commitment on the subject property to be defined in that agreement.

C. Field Operations

The Parties agree that National Energy shall be the controlling operator for all exploration work to be contracted for on the Property at all times. National Energy shall submit to Nevada Gold all data for such exploration programs and costs on a reasonable timetable for such reports.

All samples collected in the Phase One Exploration Program and Phase One Drill Program will be submitted to the ALS/Chemex Labs in Elko Nevada for qualified tests.

D. Claim Maintenance fees

1) Nevada Gold shall be responsible for all of the payments required to keep the Property in good standing with all agencies.

2) The first fees will be due and payable by Nevada Gold by August 14th 2013 and estimated to be $47,400. This is an approximate figure as the State of Nevada fees may change by the fall of 2013.

4) National Energy shall be responsible to provide to Nevada Gold an expenditure budget on a timely basis for the expected costs to maintain the Property in good standing with all agencies at all times.

E. 20% National Energy Maintained 'Carried Interest'

National Energy shall hold a 20% 'carried interest' in the Property at all times after Nevada Gold has completed its work commitment outlined in Section B. The Parties agree that Nevada Gold shall have a 'first right of refusal' to acquire some or all of this 'carried interest' in the event it becomes available under terms and conditions acceptable to both Parties.

F. Third Party Interests

1) The Parties agree that the interest rights each Party holds in the Property can be sold, assigned, transferred or conveyed in whole or in part to any bona fide third party as long as both Parties agree to such transfer. Each or either Party to this Purchase Agreement shall have 'first right of refusal' for 30 days to acquire this interest prior to the transfer or sale of 'any interest' to any 'third party'.

2) Each or either Party to this Purchase Agreement must be informed as to all of the details for such a transfer and agree in writing to such a transfer to any 'third party' for the transfer of 'any interest' in the Property.

3) Each Party shall have the express right to negotiate for their interest transfer to the same third party or to any 'other third party' potential acquisition in the event the transferring Party receives a 'clearance' and written denial of their 'First Rights' to acquire this 'interest' from the 'other Party' to this Purchase Agreement prior to any transfer.

G. First Right For Transfer of Interests

In the event either Party desires to sell their held interest in the Property, the other Party shall have 'first right of refusal' to acquire this interest on terms and conditions agreeable between the Parties prior to the interest being offered to a third party.

H. Feasibility Study Costs

In the event the property values from exploration work define a potential mineable ore body which will require a major 'feasibility study' including environmental studies, the Parties agree it shall be the responsibility of Nevada Gold to pay for all of the costs of such studies to perfect this 'feasibility study' to define a mining plan. It is also agreed between the Parties that both Parties shall have full access to all data and information supplied by such 'feasibility study' at all times.

I. Mutual Interest

Both Parties agree to work together in a 'mutual interest' for the exploration and development of these mineral lease claims for the benefit of both Parties and agree to complete and deliver all documents and agreements reasonably necessary to complete same.

J. Public Disclosure

The Parties shall advise each other, in advance, of any public statement, which is proposed to be made in respect to any transaction, provided that no Party shall be prevented from making any disclosure statement, which is required to be made by any regulatory policy. If upon the execution of this Agreement any Party is required or wishes to issue a press release, each of the Parties shall have the ability to review, comment and approve upon the content of such press release prior to issuance.

K. Termination

1) This Purchase Agreement shall terminate at 12:01 pm on the 15th (fifteenth) day following any non payment by Nevada Gold to National Energy for the schedule of payments listed in Sections (B) and (D) above, and/or the delivery of the stock required is not delivered on a timely basis or any alternative payment acceptable to National Energy has not been agreed to and paid to, or on behalf of National Energy by Nevada Gold.

2) In the event this agreement is cancelled due to the non fulfillment of all of the undertakings required by Nevada Gold by and through this Agreement, then all of the previous payments made to the date of cancellation shall be the property of National Energy and the interest to be held by Nevada Gold shall immediately revert back to National Energy with 'no action' to be required by National Energy to receive such. Subject as above, Nevada Gold shall be absolutely discharged of any further obligation or cost and this Agreement shall be terminated. All payments in cash and stock issued prior to the devolvement of this Agreement shall remain with National Energy.

L. Legal Fees

Each Party shall bear its own legal costs and expenses with respect to this Agreement.

M. Conduct of Business

1) From the date hereof until the date of termination, the Parties shall carry on their respective businesses in the ordinary course and will not, without the prior written consent of the other, enter into any material contracts or obligations not in the ordinary course of business regards to these claims.

2) The Parties are not to be classified as 'partners' in this agreement or 'venture'.

N. Jurisdiction

For purposes of any and all legal disputes or arbitration in regards to any disputes the state of jurisdiction shall be the State of Nevada.

O. Inurement

All rights and obligations of the Parties hereto will be binding upon and enure to the benefit of and be enforceable by each of the Parties hereto and their respective successors and permitted assigns.

P. Entire Agreement

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, understanding, negotiations and discussions, whether oral or written, among the Parties.

Execution- This Agreement may be validly executed by email or by facsimile and in counterpart

IN WITNESS THEREOF each of the Parties have executed this Agreement effective the date first above written.

Signed,

Nevada Gold Corp.
Merrill Moses, President

Address Information:

National Energy Development LLC
LaRoy Orr
Manager/Member

Address Information:
P.O. Box 685
American Fork Utah 84003
royorr@gmail.com

Schedule "A" to 'The Purchase Agreement' Dated March 6th, 2013 between Nevada Gold Corp. and National Energy Development LLC.


Nevada Gold Corp
Nevada Gold Corp's Claim Blocks
NULEGACY/RENAISSANCE
LEGACY GOLD
LLC
LLC
Our claim blocks
One year option
to acquire

These four sections 5,6,7 and 8 and adjoined to the south of these 4 sections. 17, 18, 19, and 20 under 'option' to be acquired at a later date are all in the heart of this active Long Canyon Gold Trend exploration area.